UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. [ ])
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Citizens Financial Services, Inc. . (Name of Registrant as Specified in Its Charter)

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CITIZENS FINANCIAL SERVICES, INC.
15 South Main Street
Mansfield, Pennsylvania 16933
570-662-2121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2022

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Citizens Financial Services, Inc. (the “Company”) will be held at First Citizens Community Bank, 11499 Route 6, Wellsboro, Pennsylvania, at 10:00 a.m., local time, on Tuesday, April 19, 2022, for the following purposes:

1.	To elect one Class 3 director to serve for a one-year term and four Class 2 directors to serve for three-year terms, and until their successors are duly elected and qualified;

2.	To ratify the appointment of S.R. Snodgrass, P.C., Certified Public Accountants, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Record holders of the Company’s common stock at the close of business on February 28, 2022 are entitled to receive notice of the Annual Meeting and to vote electronically during the virtual meeting and any adjournment or postponement of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Randall E. Black
Chief Executive Officer and President

March 10, 2022
Mansfield, Pennsylvania

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum.  Shareholders of record may vote their proxies by mail, by Internet, or in person.  Voting instructions are printed on your proxy card or vote authorization.   A printed proxy card for the Annual Meeting and a self-addressed return envelope will be mailed on March 21, 2022 to all shareholders of record.   No postage is required if mailed in the United States.

_____________________________________________________________________________________________

PROXY STATEMENT
OF
CITIZENS FINANCIAL SERVICES, INC.
_____________________________________________________________________________________________

            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Financial Services, Inc., (the “Company”), a Pennsylvania corporation headquartered at 15 South Main Street, Mansfield, Pennsylvania 16933, to be used at the Annual Meeting of Shareholders.  The Annual Meeting will be held at First Citizens Community Bank, 11499 Route 6, Wellsboro, Pennsylvania, on Tuesday, April 19, 2022 at 10:00 a.m. local time.  This Proxy Statement and related proxy card will be made available beginning on March 10, 2022 to shareholders of record as of February 28, 2022.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on February 28, 2022.  As of the close of business on February 28, 2022, a total of 3,944,293 shares of common stock were outstanding.  Each share of common stock has one vote.

Attending the Meeting

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us by voting via the Internet or by mail or to vote in person at the meeting.

If you are the beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of your ownership of such stock to be admitted to the meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of the Company’s common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

Quorum.  The Annual Meeting will be held only if there is a quorum.  A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting.

Votes Required for Proposals.  In voting for the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the Annual Meeting.  The term “plurality” means that the one nominee for Class 3 director and the four nominees for Class 2 director receiving the largest number of votes cast will be elected as Class 3 and Class 2 directors.

In voting for the ratification of the appointment of S.R. Snodgrass, P.C., Certified Public Accountants (“S.R. Snodgrass, P.C.”), as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting.  This proposal will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

How We Count Votes.  If you return valid proxy instructions, vote via the Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accounting firm, abstentions and broker non-votes will have no effect on the outcome of this proposal.

Voting By Proxy

The Company’s Board of Directors is making available this Proxy Statement for the purpose of requesting that you allow your shares of the Company’s common stock to be represented at the Annual Meeting by the persons named in the proxy card.  All shares of common stock represented at the Annual Meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card or as indicated when you vote via the Internet.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE:

•	“FOR” THE ELECTION OF THE ONE CLASS 3 DIRECTOR TO SERVE FOR A ONE-YEAR TERM AND THE FOUR CLASS 2 DIRECTORS TO SERVE FOR THREE-YEAR TERMS, AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED; AND

•	“FOR” RATIFICATION OF S.R. SNODGRASS, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named on the proxy card will use their own best judgment to determine how to vote your shares.  The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must either advise the Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a signed later-dated proxy, vote on a later date via the Internet, or attend the meeting and vote your shares in person.  Please note all votes cast via the Internet must be cast prior to 11:59 p.m. Eastern Time on April 18, 2022.  Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Company’s Board of Directors currently consists of twelve members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Mr. Black who is Chief Executive Officer and President of the Company and of First Citizens Community Bank (the “Bank”), Mr. Mickey L. Jones, who is an Executive Vice President and Chief Operating Officer of the Company and of the Bank, and David Z. Richards, Jr., who is an Executive Vice President of the Bank.  In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this Proxy Statement under the heading “Transactions with Related Persons,” considering the loans or lines of credit that the Bank has directly or indirectly made to Messrs. Chappell, DePaola, Freeman, Graham, Kosa, Kunes, and Landy, and Ms. Schadler.

Board Leadership Structure and Board’s Role in Risk Oversight

The Company’s Corporate Governance Policy gives the Board of Directors the discretion to separate the offices of Chairman of the Board and the Chief Executive Officer and President or to combine them, recognizing that facts and circumstances may make one structure more advisable at any given time.  Currently, the Board of Directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer and President enhances Board independence and oversight.  Moreover, the separation of the Chairman of the Board and Chief Executive Officer and President allows the Chief Executive Officer and President to better focus on the responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.  Consistent with this determination, R. Joseph Landy serves as Chairman of the Board of Directors while Randall E. Black serves as Chief Executive Officer and President and as Vice Chairman of the Board of Directors.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company.  Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.  The Board periodically meets in executive session without management present.  Topics for discussion may include the evaluation of the Chief Executive Officer and President, management succession planning, strategic planning, and such other matters as they may deem appropriate.  In 2021, the Board held four executive sessions.

Rinaldo DePaola serves as Lead Independent Director for the Company and the Bank Boards of Directors.  This appointment of a Lead Independent Director resulted from the Board’s decision to follow best corporate practices.  In 2021, the independent directors of the Board held two meetings, which were attended by all of the independent directors on the Board.

Code of Ethics

The Company and the Bank have adopted a Code of Ethics that is designed to ensure that the Company’s and Bank’s directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Ethics requires that the Company’s and Bank’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s and Bank’s best interest.  Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.  The Code of Ethics is available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Committees of the Board of Directors

The following table identifies the members of our Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees as of February 28, 2022.  All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, except for Mr. Black, the Company’s Chief Executive Officer and President, who serves on the Governance and Nominating Committee.  Based on the number of independent directors currently serving on the Compensation/Human Resource Committee and Governance and Nominating Committee, the Company believes that the functions of these committees are sufficiently performed by the current members.  The Board’s Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees each operate under a separate written charter that is approved by the Board of Directors.  Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters of all three committees are available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Director	Audit and Examination Committee		Compensation/ Human Resource Committee		Governance and Nominating Committee
Randall E. Black					X	**
Robert W. Chappell			X	*	X
Rinaldo A. DePaola			X		X	*
Thomas E. Freeman	X		X		X
Roger C. Graham, Jr.	X
E. Gene Kosa	X	*
R. Joseph Landy			X		X
Christopher W. Kunes			X		X
Alletta M. Schadler	X		X

Number of Meetings in 2021	6		6		10

* Denotes Chairperson ** Mr. Black is a non-voting member of the Governance and Nominating Committee.

Audit and Examination Committee.  The Audit and Examination Committee oversees the Company's accounting and financial reporting processes.  It meets periodically with the independent registered public accounting firm, management and the internal auditors to review accounting, auditing, internal control structure and financial reporting matters.  The Audit and Examination Committee does not have an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”).  However, the Board of Directors believes that each Audit and Examination Committee member has sufficient knowledge in financial and auditing matters to serve on the committee.  The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The report of the Audit and Examination Committee required by the rules of the SEC is included in this proxy statement.  See “Report of the Audit and Examination Committee.”

Compensation/Human Resource Committee. The Compensation/Human Resource Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and its affiliates that align their interests with the interests of the stockholders. The Committee administers the Company’s compensation plans, including the annual incentive plan, restricted stock plan and tax-qualified defined benefit plan. The Committee reviews and evaluates the terms of employment and change in control agreements for our executive officers.
Consistent with SEC disclosure requirements, the Compensation/Human Resource Committee has assessed the Company's compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company or its affiliates.  Our risk assessment process includes: (1) a review of program policies and practices; (2) a program analysis to identify risk; and (3) determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to Company strategy.  Although we review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company or our affiliates. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight and administration of the Compensation/Human Resource Committee with regard to executive compensation programs.

During 2021, the Compensation/Human Resource Committee retained and consulted with Newcleus Compensation Advisors, an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions for 2021.

Governance and Nominating Committee. The Governance and Nominating Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines that should be adopted by the Company and monitoring compliance with these policies and guidelines.  In addition, the Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, considering the candidates recommended by shareholders for Board membership, and recommending to the Board the director nominees for election at the next Annual Meeting of Shareholders.  It manages the Board’s annual review of its performance and recommends director candidates for each committee for appointment by the Board.  The procedures of the Governance and Nominating Committee required to be disclosed by the rules of the SEC are set forth below.

In order to measure and improve director effectiveness, a yearly self-evaluation is used by the Board to determine each member’s effectiveness and identify opportunities for improvement.   The performance of individual directors is assessed against a range of criteria, including but not limited to:  performance, relevant knowledge, engagement, individual contributions, leadership and group dynamics, and community involvement.  The Governance and Nominating Committee annually oversees and reports to the Board an evaluation of the Board’s performance.  The process includes:

Director Questionnaire:
Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, and (b) seeks subjective comment in each of those areas.

When answering the questions, each Board member ranks all other peer Board members, as well as themselves.

Frequency:	Annually.
Completed By:	All members of the Board.
Findings:
The third-party consultant provides a written summary report based on the data analysis and feedback from the directors.  The findings are made available to the Governance & Nominating Committee.

Each director is able to see their own score, and the Board median score.

If a director receives an average score of 7 or below on any question by 3 or more peer directors, representatives of the Governance & Nominating Committee will talk to the director and determine what is needed to remedy the situation.  If a director’s overall average score is a 7 or below, representatives of the Governance and Nominating Committee will talk to the director and determine what is needed to remedy the situation

Any question that 3 or more directors score 7 or below is determined to be a board weakness and representatives of the Governance and Nominating Committee will determine, after consultation with management and/or consultants, what education or resource is needed to improve the score.

Presentation & Recommendations:
The final summary report is reviewed and discussed with the Governance & Nominating Committee by a representative of BoardEvals, LLC.  The Governance & Nominating Committee will then make a summary report to the full Board.

Governance and Nominating Committee Procedures

Minimum Qualifications.  The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s Articles of Incorporation and Bylaws, and must meet any qualification requirements set forth in any Board or committee governing documents.  In particular, to encourage directors to demonstrate confidence and support of the Company, the Board of Directors has adopted a stock ownership requirement whereby each Company director shall beneficially own an amount of Company common stock equal to the greater of (1) three times the previous year’s cash retainer, based on the Company’s common stock price on the previous December 31, or (ii) 1,000 unencumbered shares.

The Governance and Nominating Committee considers the following criteria in selecting nominees for initial election or appointment to the Board: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Governance and Nominating Committee deems relevant, including residence, geographies, size of the Board of Directors and regulatory disclosure obligations.  In order to ensure that our Board of Directors benefits from diverse perspectives, the Governance and Nominating Committee will seek qualified nominees from a variety of backgrounds, including candidates of age, gender and ethnic diversity.  Further, when identifying nominees to serve as directors, the Governance and Nominating Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, agri-business experience and knowledge, current or previous SEC filing company board experience, and corporate governance.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee considers and reviews an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, equity ownership in the Company, Board self-evaluation, and independence.

Process for Identifying and Evaluating Nominees. The process the Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities.  The Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above.  The Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation.  In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.  In addition, the Governance and Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Board Diversity.  In order to ensure that our Board of Directors benefits from diverse perspectives, our Board of Directors and the Nominating and Corporate Governance Committee seek qualified nominees from a variety of backgrounds, including candidates of age, gender and ethnic diversity.

Consideration of Recommendations by Shareholders.  It is the policy of the Governance and Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors.  The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of
Directors and the Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.  In order to avoid the unnecessary use of the Governance and Nominating Committee’s resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders.  To submit a recommendation of a director candidate to the Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Secretary of the Company at the main office of the Company:

1.	The name and address of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to be named in the Proxy Statement as a nominee and to serve as a director if elected;

4.
As to the person making the recommendation, the name and address, as they appear on the Company’s books, of such person, and number of shares of common stock of the Company owned by such person; provided, however, that if the person is not a registered holder of the Company’s common stock, the person should submit his or her name and address along with a current written statement from the record holder of the shares that reflects the recommending person’s beneficial ownership of the Company’s common stock; and

5.	A statement disclosing whether the person making the recommendation is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received by the Governance and Nominating Committee at least 120 calendar days prior to the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, advanced by one year.

Board Refreshment.  Our Board believes that a fully engaged Board of Directors is a strategic asset of the Company, and that knowledgeable and fresh viewpoints and perspectives are important for informed decision-making.  The Board also believes that appropriate tenure can facilitate directors developing greater institutional knowledge and deeper insight into the Company's operations across a variety of economic and competitive environments.
Even before vacancies arise, the Board periodically evaluates whether it collectively has the right mix of skills, experience, attributes and diverse viewpoints necessary for it to drive shareholder value.  The results of this evaluation are used to help inform the desirable skills set for potential Board nominees and to screen director candidates.
At the same time, as part of planning for Board refreshment and director succession, the Governance and Nominating Committee's practice has been to periodically consider potential director candidates.  As a result of this ongoing review, in the last five years alone, the Board has appointed or nominated three new directors.

With the Board’s recommended slate of four nominees, the Board believes that it has an appropriately balanced board and will continue to consider opportunities to strengthen the Board’s composition over time.  As a group, the average tenure of the nominees for election to the Board is approximately 6 years.

Director Skills Summary
Our Board brings diverse experience and perspectives to areas critical to our business.  Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable shareholder value.

	INDEPENDENT DIRECTORS									INSIDERS
	Chappell	DePaola	Freeman	Graham	Hilfiger	Kosa	Kunes	Landy	Schadler	Black	Jones	Richards
Financial Expert										X	X	X
CEO/Business Head	X	X		X	X	X	X	X		X
Business Skills and Knowledge	X	X	X	X	X	X	X	X	X	X	X	X
Technology			X							X		X
Human Capital Management/Compensation	X		X		X		X			X	X	X
Independent Financial Expert
Mergers and Acquisitions	X		X		X		X			X	X	X
Ag Experience	X					X	X		X	X
Agri-Business Experience						X	X			X
Public Company Governance							X			X	X
Sales and Marketing			X			X	X
Legal, Legislative or Regulatory	X	X						X		X	X
Geographic Background (geography, ethnicity, nationality, or other diversity)					X				X
Years on Board	15	15	11	20	*	20	3	20	6	17	3	4
Age	55	66	62	66	63	75	57	67	86	55	61	61

* Mrs. Hilfiger joined the Board in February 2022.

Environmental, Social and Governance
The Company is committed to strengthening the communities we serve through associate volunteerism and corporate philanthropy, as well as environmental responsibility and sustainability, serving as a cornerstone of the local community, and maintaining transparency in governance.
The Company supports environmental awareness and sustainability by encouraging and empowering recycling, responsible waste management practices and energy conservation throughout the organization.  We continually evaluate opportunities to reduce energy dependence in areas such as facilities, equipment, operations, shipping and business travel.  In 2021, the Company formed an Environmental, Social and Governance Committee whose mission is to ethically and positively impact the employees, the communities we serve, and the financial institution and its stakeholders by focusing on five core initiatives:  1.  health and wellness, 2.  environmental sustainability, 3.  financial betterment, 4.  diversity, equity and inclusion, and 5. volunteerism.
For 150 years, since 1872, the Company has been focused on strengthening the communities we serve.  We accomplish this through volunteerism, corporate sponsorships, non-profit board service by associates, donations of physical assets, and advancing financial literacy and education.

We promote economic development through investment in community-strengthening initiatives like affordable housing.  Throughout our footprint, we have invested $8.9 million for the creation of new affordable housing.
The Company respects, values and invites diversity in our workforce, customers, suppliers, marketplace and community.

In the past 5 years, the Company has donated over $3 million to organizations that support the welfare of our communities.  The Company is very proud to have donated over $260,000 to help with cancer research and to provide comfort to families impacted by the disease.  In June, which was National Cancer Survivor Month, we expanded our efforts to support the fight against cancer by donating to the Abramson Cancer Center Survivorship Program, the premier survivorship program in our country.

The Company honors those who serve. In 2021, we donated 12,500 international calls through the USO’s Operation Phone Home so soldiers could talk with their loved ones during the holiday season.

When Hurricane Ida made landfall in Louisiana and caused major flooding in Pennsylvania, we decided to match up to $10,000 in donations to victims of the storm.

The Company supports education and the unwavering commitment of our educators. In honor of National Teacher Appreciation Day in May, we made donations to teachers in different markets for use in their classrooms.

In a 2021 Rivel Banking Benchmark study, the Bank was ranked 5th in the state of Pennsylvania by bank customers for the quality of its response to the COVID-19 pandemic.  The Rivel Banking Benchmark study was conducted across eight states in the Northeast – New York, Pennsylvania, New Jersey, New Hampshire, Rhode Island, Connecticut, Maryland, and Massachusetts.  Customers rated their bank, and their bank’s closest competitors, on 92 different metrics, including friendliness and responsiveness, mobile app and ATM quality, and rates and fees.

The Company is dedicated to being a financial industry leader in corporate governance and business ethics.  Our Board of Directors is composed of Directors with diverse professional and business experience.  All of our directors, other than Messrs. Black, Richards and Jones, are independent.  Our directors share a commitment to fostering an effective risk environment coupled with a strong internal audit structure.  Their unwavering commitment protects our customers, shareholders and reputation.  Our Code of Ethics reflects the Company’s expectation for the conduct of our directors, officers and associates.  Through recurring training and disclosures, as well as periodic communication related to specific topics, the Company maintains the highest level of ethical conduct.

Hedging Policy
Pursuant to the Company’s Hedging Policy, no officer, employee or director of the Company may engage in any financial or derivative transaction or trading strategy designed to hedge or offset any decrease in the market value of the Company’s common stock.

Director Compensation

The following table sets forth information concerning the compensation of non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert W. Chappell	43,603	12,180	390	56,173
R. Lowell Coolidge(3)	41,330	12,180	94	53,604
Rinaldo A. DePaola	42,353	12,180	595	55,128
Thomas E. Freeman	40,043	12,180	407	52,630
Roger C. Graham, Jr.	45,003	12,180	595	57,778
E. Gene Kosa	42,278	12,180	323	54,781
Christopher W. Kunes	38,443	12,180	390	51,013
R. Joseph Landy	53,920	12,180	595	66,695
Alletta M. Schadler	38,260	12,180	6,728(4)	57,168

(1)
Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Share Based Payment.  The amounts were calculated based on the Company’s stock price of $60.90 on the date of grant.  For applicable directors, stock award amounts represent grants of 200 shares of common stock made under the 2016 Equity Incentive Plan and granted in 2021.

(2)	Consists of a life insurance benefit, spousal expense at a retreat, and holiday gifts.
(3)	Mr. Coolidge passed away on September 3, 2021.
(4)	Includes imputed income from a split dollar life insurance benefit of $6,405.

The foregoing table reflects the following arrangements:

Fees.  During 2021, our directors, except for Messrs. Coolidge, Black, Landy, Richards, and Jones, received the following fees for service on our Board of Directors: $583 for attending a board meeting and strategic retreat or training session; $25,493 annual retainer; $347 monthly fee for committee meeting attendance; $182 for participation in a Board conference call; and $225 for attending an advisory board meeting.  Additionally, committee chairpersons for the Credit Committee, the Audit and Examination Committee, the Compensation/Human Resource Committee, and the Governance and Nominating Committee received a $2,310 annual retainer.   Mr. Coolidge, who served as the Company’s and the Bank’s Chairman until his passing on September 3, 2021, received a fixed annual fee of $41,330.  Mr.  Landy, who served as the Company’s and Bank’s Vice Chairman until September 3, 2021 and now serves as the Company’s and Bank’s Chairman, received a fixed annual fee of $53,920, in lieu of all director’s fees and committee member fees in 2021.  Messrs. Coolidge and Landy also received an advisory board fee of $225 per attended meeting.

Deferred Compensation Plan.  The Company maintains the Directors Deferred Compensation Plan as a vehicle for non-employee directors to defer retainers and meeting fees.  Participants are eligible for a distribution under the plan upon the earlier of death, disability, or separation from service as a non-employee director of the Company.  At the election of each participant, distributions are made in either a lump sum or in a series of five annual installments.  In addition, the plan provides for distributions in the event of an unforeseeable emergency as such term is defined under Section 409A of the Internal Revenue Code.  Messrs. Landy, Kosa and Chappell are currently participating in the plan.

Life Insurance.  In addition to these fees, each active director is provided a $100,000 life insurance benefit. At age 70, the life insurance benefit for active directors is decreased by 35% to $65,000.  Retired directors have a life insurance benefit of $50,000, and at age 70 this benefit decreases by 35% to $32,500.  Once a director retires, insurance coverage continues but the benefit declines as the age of the retired director increases.  Total premiums paid in 2021 for life insurance on behalf of the current and retired directors was $1,716.

Stock Awards.  Non-employee directors received grants of stock under our 2016 Equity Incentive Plan.

Meetings of the Board of Directors

The Board of Directors oversees all of the Company’s business, property and affairs.  The Chairman of the Board and the executive officers keep the members of the Board informed of the Company’s business through discussions at Board meetings and by providing them reports and other materials.  During 2021, the Company’s Board of Directors held ten regular meetings.  Each of the directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he/she served.

 Meetings of the Advisory Boards / Regional Board

The Board of Directors utilizes regional boards in communities currently served by the Bank.  The regional boards are composed of well-respected people from the community, the office manager or market executive, and a member of the Board of Directors (who serves as a non-voting member of the regional board).  The Board member serves as a communication link to share, with the regional board, the appropriate information occurring at Board of Directors’ meetings, as well as communicating to the Board of Directors regional board issues and suggestions.  Regional boards meet every other month.  A fee of $225 is paid for attendance at the regional board meetings.  A fee of $750 is paid in Company stock for attendance at the Delaware regional board meetings.

Attendance at the Annual Meeting

The Company expects its directors to attend annual meetings of shareholders.  All 12 directors then serving attended the 2021 Annual Meeting of Shareholders.

Director Education

On May 4, 2021, the Board attended a training session related to interest rate swaps.  On August 24, 2021, the Board attended a formal training session related to topics involving director liability/responsibility, diversity and inclusion, environmental, social and governance issues, and financial technology.  In addition, periodic training sessions for the Board occur during regularly scheduled board and committee meetings.  Topics covered during these trainings in 2021 included information technology, information security, cyber security, ransomware, community reinvestment act lending, fair lending, and agricultural/agribusiness updates.

AUDIT-RELATED MATTERS

Report of the Audit and Examination Committee

The Audit and Examination Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Examination Committee discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors. The Audit and Examination Committee also discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain Company filings with the SEC.

The Audit and Examination Committee meets with the independent registered public accounting firm, the internal auditors, the Chief Financial Officer, the Vice President of Finance, and the Risk/Compliance Officer on a number of occasions, each of whom has unrestricted access to the Audit and Examination Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent registered public accounting firm audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles and discussed with the Audit and Examination Committee any issues the independent registered public accounting firm believed should be raised with the Audit and Examination Committee.

The Audit and Examination Committee reviewed with management and S.R. Snodgrass, P.C. the Company’s audited financial statements, as well as the audit of management’s assessment of internal control over financial reporting and met separately with both management and S.R. Snodgrass, P.C. to discuss and review those financial statements and reports prior to issuance.  Management has represented, and S.R. Snodgrass, P.C. has confirmed, to the Audit and Examination Committee, that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Examination Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.’s communications with the Audit and Examination Committee concerning independence, and has discussed with S.R. Snodgrass, P.C. its independence.  The Audit and Examination Committee also discussed with S.R. Snodgrass, P.C. matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301.  The Audit and Examination Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by S.R. Snodgrass, P.C., and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit and Examination Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.  The Audit and Examination Committee and the Board have also recommended the selection of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Audit and Examination Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

E. Gene Kosa  (Chairman)
Thomas E. Freeman
Roger C. Graham, Jr.
Alletta M. Schadler

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, respectively, by S.R. Snodgrass, P.C.:

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$166,559	$186,246
Audit-Related Fees	-	-
Tax Service Fees	$13,600	$11,400
All Other Fees(2)	$105,524	$75,076
TOTAL	$285,683	$272,722

(1)
Audit fees include the audit of the Company’s consolidated financial statements and internal controls over financial reporting, reviews of the Company’s Quarterly Reports on Form 10-Q, and the Company’s Annual Report on Form 10-K, and consent procedures related to the filing of form S-4 during the period.

(2)
Other fees related primarily to assistance with consulting services related to regulatory compliance, facilitation of strategic planning and enterprise risk management sessions with management and the Board of Directors.

The Audit and Examination Committee is responsible for appointing and overseeing the work of the independent auditing firm.  In accordance with its charter, the Audit and Examination Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditing firm.  Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit and Examination Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by the independent auditing firm.  Management’s requests that particular services by the independent auditing firm be pre-approved under the auditor services policy must be specific as to the particular services to be provided.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2021, all audit and non-audit services were approved, in advance, by the Audit and Examination Committee in compliance with these procedures.

STOCK OWNERSHIP

The following table sets forth the information concerning the number of shares of Company common stock beneficially owned, as of February 28, 2022, by each director continuing in office, by each nominee for director, by each named executive officer in the compensation table set forth later in this proxy statement, and by all directors and executive officers as a group.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Randall E. Black	37,672	(1)	1.0%
Robert W. Chappell	9,598		*
Rinaldo A. DePaola	14,851	(2)	*
Thomas E. Freeman	14,017	(3)	*
Roger C. Graham, Jr.	55,518	(4)	1.4%
Stephen J. Guillaume	2,153	(5)	*
Janie M. Hilfiger	0		*
Mickey L. Jones	13,739	(6)	*
E. Gene Kosa	5,595	(7)	*
Christopher W. Kunes	8,938		*
R. Joseph Landy	24,411	(8)	*
David Z. Richards, Jr.	2,412	(9)	*
Alletta M. Schadler	17,119		*
Executive Officers and Directors as a Group (15 persons)	213,293	(10)	5.4%

* Less than 1%.
(1)	Mr. Black beneficially owns 1,272 shares individually, 36,096 shares jointly with his spouse, and 304 shares are held by his spouse.
(2)	Mr. DePaola beneficially owns 5,868 shares individually, 7,380 shares jointly with his spouse, and his remaining 1,603 shares are held by his spouse.
(3)	Mr. Freeman beneficially owns 14,017 shares jointly with his spouse.
(4)	Of the 55,518 beneficially owned shares, 5,015 shares are pledged as collateral on a loan.
(5)	Includes 326 shares of restricted stock for which Mr. Guillaume has voting but not investment power. Of the 2,153 beneficially owned shares, 1,280 shares are pledged as collateral on a loan.
(6)	Mr. Jones beneficially owns 172 shares individually, 12,719 shares jointly with his spouse, and 848 shares are held by his spouse.
(7)	Mr. Kosa beneficially owns 4,686 shares jointly with his spouse, 887 shares in an investment club, and his remaining 22 shares are held by his spouse.
(8)	Mr. Landy beneficially owns 16,836 shares individually, and 7,575 shares jointly with his spouse.
(9)	Includes 935 shares of restricted stock for which Mr. Richards has voting but not investment power.
(10)	Includes 451 shares of restricted stock beneficially owned by executive officers not individually listed in the table for which the executive officer has voting but not investment power.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1                          Election of Directors

The Company’s Board of Directors consists of twelve members.  The Board is divided into three classes with three-year staggered terms, known as Class 1, Class 2 and Class 3.  The Class 3 director to be elected at this Annual Meeting will serve for a one-year term.  The Class 2 directors to be elected at this Annual Meeting will serve for three-year terms.   The remaining Class 3 and Class 1 directors will continue to serve for one and two years, respectively, in order to complete their three-year terms.

The Board of Directors has nominated Janie M. Hilfiger for election as a Class 3 director to hold office for a one-year term to expire at the 2023 Annual Meeting of Shareholders or when her successor is duly elected and qualified.  The Board of Directors fixed the number of directors in Class 2 at four and has nominated Thomas E. Freeman, Christopher W. Kunes, David Z. Richards, Jr., and Alletta M. Schadler for election as Class 2 directors to hold office for three-year terms to expire at the 2025 Annual Meeting of Shareholders or until their successors are duly elected and qualified.  All Board nominees are currently directors of the Company and the Bank.

Unless you indicate on your proxy card or via the Internet that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees.  If any nominee is unable to serve, the persons named on the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors.  At this time, the Board of Directors knows of no reason why any nominees might be unable to serve.

The Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s nominees.
Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below.  Ages are as of February 28, 2022.  Based on their respective experiences, qualifications, attributes and skills set forth below, the Board of Directors determined that each current director should serve as a director.

Nominee for Election as Class 3 Director – Term to Expire in 2023

Janie M. Hilfiger is president of UPMC Susquehanna Soldiers & Sailors Memorial Hospital in Wellsboro, Pennsylvania and Cole Memorial, now UPMC, in Coudersport, Pennsylvania.  Mrs. Hilfiger has over 40 years of health care expertise in strategic planning, clinical operations, nursing and patient care excellence. Her broad experience and valuable insight makes her an asset as a director for the Company.   She is also involved in business and civic organizations in the communities in which the Bank serves.   Age 63.   Director of the Company and the Bank since 2022.

Nominees for Election as Class 2 Directors – Terms to Expire in 2025

Thomas E. Freeman is regional manager with Blue Ridge Communications in Mansfield, Pennsylvania.  Mr. Freeman has worked in business for 42 years.  His business expertise and involvement in numerous civic and philanthropic organizations provide valuable insight to the Board and position him well to serve as a director for the Company.  Age 62.  Director of the Company and the Bank since 2010.
Christopher W. Kunes is president/owner of Christopher Kunes General Contracting, a construction business located in State College, Pennsylvania.  Mr. Kunes has successfully managed this construction business for 34 years.  Mr. Kunes also has business interest in agriculture, masonry, restaurant, real estate development and management, along with other markets.  His broad experience makes him an asset as a director for the Company.  Age 57.  Director of the Company and Bank since December 2018.
David Z. Richards, Jr. has served as an Executive Vice President of the Bank since 2017.  Prior to 2017, Mr. Richards was an Executive Vice President for S&T Bancorp, Inc. from 2014-2017, and was Chief Executive Officer/Executive Vice President of Nittany Bank/National Penn Bank from 1997 to 2014.  Mr. Richards has extensive knowledge and experience in the banking industry, providing valuable insight in the daily and strategic operation of the Bank, positioning him well to be an employee director.  Age 61.  Director of the Company and the Bank since December 2017.

Alletta M. Schadler is co-owner and manager of the Farmer’s Pride Airport, a privately owned, public-use airport in Fredericksburg, Pennsylvania, and a retired home economist, family living agent and director from Penn State Extension in Lebanon County, Pennsylvania.  Ms. Schadler worked for Penn State Extension for 30 years and has been co-owner of the airport since 1990.   She is a former director of The First National Bank of Fredericksburg.  Her business expertise and involvement in civic and philanthropic organizations provide valuable insight to the Board and position her well to serve as a director for the Company.  Age 86.  Director of the Company and the Bank since 2015.
Continuing Class 3 Directors – Terms Expire in 2023
Randall E. Black has served as the Chief Executive Officer and President of the Company and the Bank since 2004, and prior to 2004 was the Chief Financial Officer for the Bank.  Was named Vice Chairman of the Board of Directors December 2021.  Mr. Black’s 29 years of extensive experience in the banking industry and involvement in business and civic organizations in the communities in which the Bank serves afford the Board valuable insight regarding the business and operation of the Bank.  Mr. Black’s knowledge of the Company’s and Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our Chief Executive Officer and President.  Mr. Black is President of 1st Realty of PA, LLC, a subsidiary of the Bank.  Age 55.  Director of the Company and the Bank since 2004.

Rinaldo A. DePaola is a retired partner of the law firm of Griffin, Dawsey, DePaola & Jones located in Towanda, Pennsylvania.  Mr. DePaola was an attorney-at-law for 39 years, retiring in 2021, specializing in business, probate and trust matters.  Mr. DePaola’s involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. DePaola’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. DePaola is Chairman of the Governance and Nominating Committee.  Age 66.  Director of the Company and the Bank since 2006.

Mickey L. Jones has served as an Executive Vice President and the Chief Operating Officer of the Company and the Bank since April 2010, and served as Chief Financial Officer from April 2010 to November 2019.  Mr. Jones has strong accounting and financial skills, is a certified public accountant, and has experience with operational risk management, strategic planning and corporate governance matters.  Age 61.  Treasurer of the Company and the Bank since 2004.  Director of the Company and the Bank since 2020 and 2018, respectively.

Continuing Class 1 Directors – Terms Expire in 2024
Robert W. Chappell is an attorney-at-law.  He operates the Law Office of Robert W. Chappell, Esq. located in Rome, Pennsylvania.  Mr. Chappell also serves in an “of Counsel” capacity for the law firm of Loomis | Koernig located in Mansfield, Pennsylvania.  Previously, Mr. Chappell was a partner with the Law Offices of van der Hiel, Chappell and Loomis.   Mr. Chappell’s 27 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Chappell’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. Chappell is Chairman of the Compensation/Human Resource Committee.  Age 55.  Director of the Company and the Bank since 2006.

Roger C. Graham, Jr. is retired from Graham Construction and Excavating.  Mr. Graham owned and operated Graham Construction & Excavating for 20 years.  As a retired, successful business owner, Mr. Graham has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Graham is Chairman of the Credit Committee.  Age 66.   Director of the Company and the Bank since 2001.

E. Gene Kosa is a partner in EDKO Farms and President of EDKO Farms, Inc., an agricultural production and service business, located in Ulysses, Pennsylvania.  Mr. Kosa has successfully managed an agricultural business for 47 years.  Mr. Kosa is also president of GENA Holdings, a holding company primarily for mineral rights and other assets.  As a business owner, Mr. Kosa has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Kosa is Chairman of the Audit and Examination Committee.  Age 75.  Director of the Company and the Bank since 2001.

R. Joseph Landy is an attorney-at-law with the firm of Landy & Rossettie, PLLC, formerly Landy & Landy Attorneys at Law, located in Sayre, Pennsylvania.  Mr. Landy’s 43 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Landy’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. Landy is Chairman of the Board of Directors.  Age 67.  Director of the Company and the Bank since 2001.

Executive Officers Who Are Not Directors

Set forth below is information regarding the Company’s and the Bank’s executive offers who do not serve as directors of the Company.

Name	Age as of February 28, 2022	Principal Occupation for Past Five Years
Zerick D. Cook	47
Executive Vice President, Chief Credit Officer for the Bank since 2020.  Prior to 2020, he was Senior Vice President, Chief Credit Officer for the Bank since 2019.   Prior to 2019 was Senior Vice President, Senior Credit Officer for Riverview Bank since 2018.  Prior to 2018 was Senior Vice President, Director of C&I, and State College Regional Executive for Riverview Bank since 2017.  Prior to 2017 was Senior Vice President, Business Services Officer for Branch Banking and Trust Co. (formerly Susquehanna Bank) from 2015.  Prior to 2015 was Senior Vice President, Commercial Executive for Branch Banking and Trust Co. (BB&T Bank) from 2014.

Stephen J. Guillaume	45
Senior Vice President and Chief Financial Officer of the Company and the Bank since 2019. Prior to November 2019 was Vice President of Finance of the Bank since April 2013.  Mr. Guillaume is a member of the First Citizens Insurance Agency Inc. Board since 2021.  Mr. Guillaume is the first cousin of Randall E. Black.

Jeffrey L. Wilson	60
Executive Vice President, Chief Lending Officer for the Bank since 2016.  Prior to 2016 was Senior Vice President, Chief Lending Officer.  Prior to 2011 was Vice President, Chief Lending Officer since 2010.  Prior to 2010 was a Vice President, Business Development Officer since 1987 for First Citizens.

Executive officers are elected annually by, and serve at the discretion of, the Board of Directors.

Item 2                          Ratification of Independent Registered Public Accounting Firm

The Audit and Examination Committee of the Board of Directors has recommended the appointment of S.R. Snodgrass, P.C. to be the Company’s independent registered public accounting firm for the 2022 fiscal year, subject to ratification by shareholders.  A representative of S.R. Snodgrass, P.C. will be present during the virtual Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If ratification of the appointment of S.R. Snodgrass, P.C. is not approved by a majority of the votes cast by shareholders at the Annual Meeting, other independent registered public accounting firms will be considered by the Audit and Examination Committee of the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for fiscal year 2022.

Compensation/Human Resource Committee Report

The Compensation/Human Resource Committee has reviewed the Compensation Discussion and Analysis that is provided by the rules established by the Securities and Exchange Commission.  Based on such review and discussion, the Compensation/Human Resource Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.  See “Compensation Discussion and Analysis.”

The Compensation/Human Resource Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

Robert W. Chappell  (Chairman)
Rinaldo A. DePaola
Thomas E. Freeman
Christopher W. Kunes
R. Joseph Landy
Alletta M. Schadler

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2021. This discussion also describes the material components of each named executive officer’s total compensation package and details the reasoning behind the decisions made in 2021. This discussion should be read together with the compensation tables for our named executive officers located in the “Executive Compensation” section of this proxy statement.

Our 2021 named executive officers are Randall E. Black – Chief Executive Officer/President, Mickey L. Jones – Executive Vice President/Chief Operating Officer, and Stephen J. Guillaume – Senior Vice President/Chief Financial Officer.

Executive Summary

It is the intent of the Compensation/Human Resource Committee to provide our named executive officers with a total compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value.  In addition, we have structured our executive compensation program to include elements that are intended to create an appropriate balance between risk and reward.

Fiscal Year 2021 Company Performance

The Company reported record earnings for 2021, which were 16.0% greater than 2020 record earnings. This occurred as the COVID-19 pandemic continued to cause significant issues in 2021.  The Company’s merger with MidCoast Community Bancorp, Inc., which was completed in 2020, had a positive impact on the Company’s financial performance and organic loan growth achieved in 2021.  These results reflect the continued execution of the Company’s strategic plan, commitment of the Board of Directors, and hard work and dedication of the Company’s management team and employees to provide unparalleled customer service and shareholder value.

2021 highlights include:

•
Earning levels.  For the year ended December 31, 2021, net income totaled $29.1 million, which compares to net income of $25.1 million for the year ended December 31, 2020, an increase of $4.0 million, or 16.0%.  Revenue growth was strong, as interest income increased $2.9 million, or 4.2%, while non-interest income increased $883,000, or 7.7%.  Net interest income before the provision for loan loss increased $3.9 million, or 6.3%, compared to 2020 levels.

•
Solid performance metrics.  Basic earnings per share of $7.38 for 2021 compares to basic earnings per share of $6.53 for 2020.  Return on equity for the years ended December 31, 2021 and 2020 was 14.26% and 14.21%, respectively, while return on assets was 1.45% and 1.46%, respectively.

•
Growth.   Total assets increased $252.2 million or 13.3% to close the year at $2.14 billion as of December 31, 2021, compared to $1.89 billion at December 31, 2020, due to organic deposit growth during 2021.  Net loans ended 2021 at $1.42 billion, an increase of 2.5% or $34.8 million, which was all organic and was impacted by the forgiveness of $30.4 million of government guaranteed loans issued in response to the COVID-19 pandemic.  Total deposits increased $247.3 million, to $1.84 billion at December 31, 2021.

•
Asset quality.   Asset quality remains solid and improved during the year with non-performing assets decreasing from $13.1 million as of December 31, 2020 to $8.8 million as of December 31, 2021.  Non-accrual loans and loans past due 90 days or more decreased $3,595,000, while foreclosed assets decreased $656,000.  As a result, the ratio of non-performing assets to total loans was 0.61% at December 31, 2021 compared to 0.93% at December 31, 2020.  Annualized net charge-offs remain low at 0.00% for 2021.

•
Shareholder return.  Cash dividends per share decreased 2.1% for the year ended December 31, 2021, resulting in $1.861 per share being paid, compared to $1.900 per share being paid for the year ended December 31, 2020 due to a $0.09 special dividend declared in the first quarter of 2020.  If the special dividend is excluded, cash dividends per share increased 3.2% for the year ended December 31, 2021 compared to 2020.

Fiscal Year 2021 Compensation Decisions

Against the backdrop of our solid financial performance and shareholder return, the Compensation/Human Resource Committee, based in part on input from our Chief Executive Officer/President, took the following actions related to our named executive officers’ compensation and benefit arrangements for 2021:

•
Chief Executive Officer/President.  The Board of Directors conducted a performance review of Mr. Black during 2020 for purposes of determining his 2021 compensation.  The Board of Directors concluded that Mr. Black continues to exhibit strong business and leadership skills and is moving the Company in a direction that continues to enhance long-term shareholder value.  Based on this review, the Board of Directors approved a 10% increase in Mr. Black’s compensation. In addition, the Company allowed the term of Mr. Black’s employment agreement to extend through June 2024.

•
Other Named Executive Officers.  Mr. Black conducted a performance review of our other named executive officers and determined that the officers continue to contribute greatly to the success of the Company and its affiliates.  Based on this review, the Board of Directors approved a 10% increase in Mr. Jones’ compensation and a 5% increase in Mr. Guillaume’s compensation. In addition, the Company allowed the terms of the change in control agreement with Mr. Jones to extend through January 19, 2025.

•
Annual Incentives.  As a result of our strong financial performance and the successful achievement of individual performance goals, our named executive officers earned awards under our Annual Incentive Plan for 2020 and the awards were distributed in the second calendar quarter of 2021.  The awards (if any) under the Annual Incentive Plan for 2021 have not yet been determined; however, the Compensation/Human Resource Committee expects the plan calculations to be made and awards determined (if any) by June 2022.  See “Performance-Based Compensation” for additional information on the Annual Incentive Plan for 2021.  See also “Grants of Plan-Based Awards During 2021” for information on potential incentive awards under the Annual Incentive Plan for 2021.

Say-on-Pay

In 2021, we provided our shareholders with a non-binding advisory vote on the compensation of our named executive officers (a “say-on-pay” vote).  At our 2021 annual meeting of shareholders, approximately 96% of the votes cast approved our advisory vote on executive compensation.  After considering our 2021 say-on-pay voting results and the advice from our compensation consultant, the Compensation/Human Resource Committee determined that it was appropriate to maintain the overall core design of our executive compensation program and, therefore, did not make any changes to the Company’s executive compensation program in response to the 2021 say-on-pay voting results.  The Compensation/Human Resource Committee expects to consider future say-on-pay votes and investor feedback when making decisions relating to our executive compensation program, policies and practices.

Compensation Philosophy

Our compensation and benefits program for our named executive officers is designed to provide a competitive compensation package which includes a performance-based component that is paid in cash and Company stock.  Specifically, the program is designed to accomplish the following objectives:

•	Align the interests of executives with the interests of shareholders in the creation of long-term shareholder value;

•	Reinforce key business objectives and deliver executive benefits in a cost-effective manner;

•	Encourage management ownership of our common stock; and

•	Attract and retain talented members of senior management.

Management and our Compensation/Human Resource Committee work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.

Elements of Our Compensation and Benefits Program

            To achieve our objectives, we structured a compensation and benefit program that provides our named executive officers with the following:

•	Base salary;

•	Performance-based cash compensation through our Annual Incentive Plan;

•	Long-term equity awards through our Annual Incentive Plan;

•	Retirement benefits; and

•	Employment and change in control agreements.

The elements of a named executive officer’s total compensation package vary depending upon the executive’s job position and responsibilities.

Base Salary

Base salaries are used to reward our executives for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation.  The Compensation/Human Resource Committee considers compensation information sourced by S&P Capital IQ (formerly known as SNL Financial), American Bankers Association Compensation and Benefits Survey Report, Mercer US FSS: Financial Services Suite of Surveys, Compdata US Salary Surveys, and Main Data Group, as provided by our compensation consultants, when determining base salaries for our named executive officers, along with other factors, such as an executive’s qualifications, experience, position responsibilities and performance in relation to established goals.  See “Peer Group” for information on the financial institutions that make up our peers for 2021.  The Compensation/ Human Resource Committee reviews the base salaries for our named executive officers on an annual basis.

Performance-Based Compensation

Our Annual Incentive Plan is designed to recognize and reward participants for their collective and individual contributions to our success.  The objectives of the Annual Incentive Plan are to: (i) reward results, not effort; (ii) align our strategic plan, budget and shareholder interests with participant performance; (iii) motivate and reward participants for achieving and potentially exceeding performance goals; (iv) align incentive pay with performance; (v) enable us to attract and retain the talent needed to drive our success, and (vi) encourage teamwork across the Company and Bank.  The Compensation/Human Resource Committee in consultation with executive management administers the Annual Incentive Plan.  All of our named executive officers participated in the Annual Incentive Plan during 2021.  The Annual Incentive Plan awards (if any) will be paid out in cash and, with respect to Mr. Guillaume only, grants of restricted stock in accordance with the terms of the Annual Incentive Plan.

The incentive award opportunities noted below are shown as a percentage of base salary.  For purposes of the Plan, “base salary” is defined as compensation earned by a participant for services rendered, excluding the following items: profit sharing contributions, discretionary incentive compensation, cash payments received for waiving employer-paid health insurance, cell phone allowances and fringe benefits.

	2021 Annual Incentive Plan Opportunities
Name	Minimum	Target	Maximum
Randall E. Black	0.0%	50.0%	100.0%
Mickey L. Jones	0.0%	37.5%	75.0%
Stephen J. Guillaume	0.0%	12.5%	25.0%

The performance period under the Annual Incentive Plan is the calendar year.  However, the administrative procedures necessary to calculate the awards under the Annual Incentive Plan have not yet been completed for 2021.  The Company expects to receive the peer group data necessary to calculate the incentive awards (if any) by the end of June 2022.  If at least one of the applicable performance measures is achieved above the threshold performance level, then plan participants will receive a payout under the Annual Incentive Plan.  If our named executive officers receive a payout under the Annual Incentive Plan, the payout will be distributed in cash and, with respect to Mr. Guillaume only, through grants of restricted shares of Company common stock.  The total award is dependent upon the executive’s achievement of his performance goals and job position.  See “Grants of Plan-Based Awards During 2021” for information on potential payouts under the Annual Incentive Plan.

Performance Measures under the Annual Incentive Plan for 2021

There are two (2) categories in which performance is measured under the Annual Incentive Plan: Company/Bank performance and branch/departmental performance.  The Company/Bank performance goals focus on core measures of profitability, risk and compliance, credit quality and efficiency of Company and Bank resources.

For 2021, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2021), efficiency ratio (compared to a regional peer group using a three year average for 2021), net interest income growth (compared to a regional peer group using a three year average for 2021), and non-performing assets to total assets (compared to a regional peer group using a three year average for 2021).  An overall satisfactory regulatory rating, and individual employee performance review rating of competent are required.  Should these measures not be met, no incentive award is granted.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.  The Annual Incentive Plan’s components have varying weights assigned, as well as varying award opportunities based upon job function.

The following chart sets forth the 2021 goal weighting for our named executive officers:

Name	Company/Bank	Branch/Departmental
Randall E. Black	85%	15%
Mickey L. Jones	80%	20%
Stephen J. Guillaume	60%	40%

Long-Term Equity Incentives/Stock Grant Practices

Certain executives and members of senior management who participate in our Annual Incentive Plan, including our named executive officers, and who are not retirement eligible (as defined in the Bank’s tax qualified retirement plan) receive payment of awards under the Annual Incentive Plan, if any, 70% in the form of cash and 30% in the form of restricted stock granted under our 2016 Equity Incentive Plan.  The purpose of paying a portion of the Annual Incentive Plan awards earned by these executives, if any, in the form of restricted stock is to further align their interests with shareholder interests, closely link their compensation with our performance, and maintain high levels of executive stock ownership.  The grants of restricted stock are tied to satisfaction of performance goals set forth under our Annual Incentive Plan.  See “Performance-Based Compensation” for information on specific performance goals for our named executive officers.  In general, restricted stock awards vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date thereafter, subject to the executive’s continued employment through the applicable vesting date.  Mr. Guillaume is our only named executive officer who is not retirement eligible and receives a portion of his earned Annual Incentive Plan awards, if any, in the form of restricted stock.  Mr. Guillaume’s restricted stock award agreements provide that vesting will accelerate in the event of death, disability, retirement, change in control or involuntary termination without cause.  Pursuant to the terms of the Annual Incentive Plan, Mr. Black and Mr. Jones, who are both retirement eligible, may elect to receive their earned Annual Incentive Awards, if any, 100% in the form of cash or up to 30% in the form of restricted stock.  Messrs. Black and Jones each have elected to receive 100% of their earned Annual Incentive Plan awards, if any, in the form of cash.

The Compensation/Human Resource Committee’s process with respect to the determination of grant dates is made after carefully considering our timing of earnings releases and/or other material nonpublic information to ensure that there is no manipulation of the market to an executive’s benefit.  Similarly, we never time the release of material nonpublic information to affect the value of executive compensation.  In general, the release of such information reflects established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

Long-Term Cash Award

Mr. Guillaume was granted a long-term cash award on January 4, 2021 under the Bank’s Long Term Incentive Plan in an amount equal to $7,500.  The award vests on January 4, 2026, and pays out in cash within two and one-half months following the vesting date, subject to Mr. Guillaume’s continued employment through the payment date.  The award will become fully vested upon a change in control of the Bank or Mr. Guillaume’s death.

Retirement Benefits

We provide retirement benefits to our named executive officers through our tax-qualified defined benefit pension plan, our tax-qualified defined contribution plan, and non-qualified supplemental executive retirement plans (“SERPs”).  Effective January 1, 2008, we converted our traditional defined benefit pension plan to an account balance-based pension plan, which is also referred to as a cash balance plan.  Under our cash balance plan, participants are credited with a percentage of their compensation each year and, upon termination of employment, may receive their benefit in a lump sum or in monthly installments.  Our tax-qualified defined contribution plan (the “401(k) plan”) provides our eligible employees with a vehicle to defer a portion of their compensation and invest their elective deferrals in a variety of investment funds.  In addition, the 401(k) plan provides for an employer safe harbor matching contribution to eligible participants equal to 100% of a participant’s elective deferrals that are not in excess of 1% of the participant’s compensation, plus 50% of the participant’s elective deferrals that exceed 1% of compensation.  In no event will the employer safe harbor matching contributions exceed 3.5% of a participant’s compensation in a plan year.  Mr. Guillaume is not eligible to participate in the cash balance plan due to his hire date.  Mr. Guillaume, however, is eligible to receive an annual discretionary 401 (k) plan contribution from the Bank equal to a percentage of his base compensation.  We view our retirement benefits as a means of providing financial security to our employees after they have spent a substantial portion of their careers with us.

In addition to our cash balance plan and 401(k) plan, we also provide Mr. Black and Mr. Jones with SERP benefits.  The SERPs serve to help us attract and retain executive talent by providing each executive with a supplemental retirement benefit equal to a specific percentage (Mr. Black 16.4% and Mr. Jones 13.6%) multiplied by the average annual cash compensation earned by each executive during the three (3) completed calendar years preceding the executive’s termination of employment.  The SERP benefits are intended to provide supplemental retirement benefits to the executives.  Under the defined benefit pension plan, tax qualifications are limited by certain IRS provisions.  We believe providing SERP benefits to our top management is consistent with the retirement benefits provided to similarly-situated executives in our peer group.  See “Executive Compensation—Retirement Benefits”.

We have also implemented a non-qualified deferred compensation plan to provide supplemental funds for retirement for eligible employees through discretionary annual contributions made by the Bank.  The non-qualified deferred compensation plan also allows eligible employees to elect to defer receipt of all or a portion of their base salary and/or bonus compensation until a future date.  The Bank implemented this plan in December 2018.

Employment Agreement

We currently maintain an employment agreement with Mr. Black that we believe is consistent with the agreements provided to senior executive officers in our peer group.  The Compensation/Human Resource Committee believes that the employment agreement with Mr. Black serves the interests of our Company and its shareholders by providing stability in management, outlining the terms and conditions of employment and ensuring that if a change in control is ever under consideration, Mr. Black will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations of losing his job.  See “Executive Compensation—Employment Agreement”.

Role of Compensation/Human Resource Committee

The Compensation/Human Resource Committee reviews and approves all of the elements of compensation for Mr. Black and Mr. Jones annually to ensure we are competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy.  The Compensation/Human Resource Committee operates under a written charter that establishes its responsibilities.  The Compensation/Human Resource Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation/Human Resource Committee’s role.  Under the charter, the Compensation/ Human Resource Committee is also charged with general responsibility for the oversight and administration of the Bank and Company sponsored compensation and benefit plans.  The charter also authorizes the Compensation/ Human Resource Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.  During 2021, the Compensation/Human Resource Committee retained the services of Newcleus Compensation Advisors to assist the Compensation/Human Resource Committee in performing its various duties within industry practice.  Newcleus Compensation Advisors advised the committee on compensation programs for senior management and executives of the Bank.

When making compensation decisions, the Compensation/Human Resource Committee considers salary survey data to understand compensation paid to similarly situated executives in our peer group.  See “Peer Group” for a list of the publicly traded financial institutions that make up our peers.  In addition to peer data, our Compensation/Human Resource Committee also looks at internal pay equity, individual and company performance and relative shareholder return when making compensation decisions.

Role of Management

Management provides data, analyses, input and recommendations to the Compensation/Human Resource Committee through Mr. Black.  The Compensation/Human Resource Committee gives significant weight to Mr. Black’s evaluation of each named executive officer’s performance and recommendation of appropriate compensation.  However, Mr. Black does not participate in any decisions relating to his own compensation.  The Senior Vice President, Human Resource/Training Manager provides Mr. Black with salary survey data for purposes of considering base pay adjustments for Mr. Guillaume.  Mr. Black provides the Board of Directors with salary survey data for purposes of considering base pay adjustments for Mr. Jones.

Role of Compensation Consultant

During 2021, the Compensation/Human Resource Committee retained the services of Newcleus Compensation Advisors to assist the Compensation/Human Resource Committee in performing its various duties within industry practice.  Newcleus Compensation Advisors advised the committee on compensation programs for senior management and executives of the Bank.   Additionally, the Committee utilized data provided by S&P Capital IQ (formerly known as SNL Financial), American Bankers Association Compensation and Benefits Survey Report, Mercer US FSS: Financial Services Suite of Surveys, Compdata US Salary Surveys, Main Data Group, and L.R. Webber Associates, Inc. to evaluate the salary ranges and incentive awards for our named executive officers.

Peer Group

The Compensation/Human Resources Committee considers information about the practices and financial performance of its peers when making compensation decisions.  The Compensation/Human Resources Committee reviews our peer group and determines if adjustments are necessary to reflect the business model and demographics of the Company.  Our incentive peer group is disclosed by the Compensation/Human Resource Committee, but we might use information from other institutions when looking at compensation.  In 2021, our incentive peer group consisted of the following community banks and thrifts in Pennsylvania, Maryland, and New York with total assets between $1.3 billion and $3.4 billion:

Financial Institution	City / Town	State
Adams County National Bank	Gettysburg	PA
Chemung Canal Trust Company	Elmira	NY
Citizens & Northern Bank	Wellsboro	PA
First Keystone Community Bank	Berwick	PA
F&M Trust	Chambersburg	PA
Orrstown Bank	Shippensburg	PA
Jersey Shore State Bank	Williamsport	PA
Peoples Security Bank & Trust	Hallstead	PA
QNB Bank	Quakertown	PA
AmeriServ Financial	Johnstown	PA
Ephrata National Bank	Ephrata	PA
First National Community Bank	Dunmore	PA
PeoplesBank	York	PA
Bank of Delmarva	Salisbury	MD
ESSA Bank & Trust	Stroudsburg	PA

Executive Perquisites

We annually review the perquisites that we make available to our named executive officers.  The primary perquisites for our named executive officers are certain club dues.

Stock Ownership Guidelines

We do not maintain stock ownership guidelines for our named executive officers.  However, all of our named executive officers participate in our Annual Incentive Plan and we believe they generally maintain a meaningful interest in our Company stock through their participation in the plan and through individual purchases and holdings outside the plan.  See “Stock Ownership” for information on Company stock owned by our named executive officers.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of each program on the Company and the Bank.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the total compensation awarded, earned or paid to the principal executive officer and principal financial officer of the Company and our one other most highly compensated executives.  These three officers are referred to as our “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Randall E. Black CEO & President of the Company and Bank	2021 2020 2019	575,011(5) 495,866 450,500	250 450 -	13,712 73,539 88,555	- 446,299 171,612	418,139 162,884 153,970	136,159 133,080 79,837	1,143,271 1,312,118 944,474
Mickey L. Jones Executive Vice President, Chief Operating Officer, Treasurer of the Company and Bank	2021 2020 2019	320,000 339,859(6) 275,600	250 450 250	8,404 37,586 43,999	- 203,479 86,515	161,221 76,590 108,213	49,332 48,402 44,565	539,207 706,366 559,142
Stephen J. Guillaume Senior Vice President, Chief Financial Officer	2021 2020 2019	139,050 138,249(7) 110,333	250 1,650 2,050	8,205 8,210 18,539	- 19,189 15,535	- - -	13,442 7,790 5,680	160,947 175,088 152,137
(1)
Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Board Accounting Standards Codification Topic 718– Share Based Payment based on the per share price on the date of grant ($63.19 per share for the grants to Messrs. Black and Jones, and $60.78 per share for the grant to Mr. Guillaume).  For 2021, the stock award for Mr. Black constituted 217 fully vested shares.  For 2021, the stock award for Mr. Jones constituted 133 fully vested shares.  For 2021, the stock award for Mr. Guillaume constituted a grant of 135 restricted stock awards that vest in three approximately equal annual installments commencing on June 4, 2022, awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan.  The restricted shares granted to Mr. Guillaume relate to the equity portion of the Annual Incentive Plan for performance related to calendar year 2020.

(2)
Represents cash awards earned by each executive under the Annual Incentive Plan.  Amounts for 2021 have not yet been determined.  We expect to be able to determine the Annual Incentive Plan awards for 2021 by the end of June 2022.

(3)	Represents increase/(decrease) in pension value for tax-qualified and supplemental pension benefits for the executive officer.
(4)	Amounts stated in this column for 2021 consist of:

Name	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues ($)	Deferred Compensation Plan Award ($)	Miscellaneous ($)(a)	Total ($)
Randall E. Black	10,150	5,127	7,720	4,076	102,500	6,586	136,159
Mickey L. Jones	10,150	2,772	-	1,528	32,000	2,882	49,332
Stephen J. Guillaume	10,289	412	-	-	-	2,741	13,442

(a)
Miscellaneous items would include, if applicable:  gross up on years of service award, cash dividends on restricted stock, stock dividends on restricted stock, imputed income from split dollar bank owned life insurance, Christmas gift, and insurance opt out.

(5)	Includes $50,000 paid out for unused vacation time.
(6)	Includes $36,523 paid out for unused vacation time.
(7)	Includes $4,547 paid out for unused vacation time.

CEO Pay Ratio

The CEO pay ratio for 2021 is not calculable at this time because Mr. Black’s 2021 Annual Incentive Plan award has not yet been determined. In accordance with Securities and Exchange Commission rules, we will disclose the CEO pay ratio for 2021 once Mr. Black’s bonus amount for 2021 is determined, which we anticipate will occur by the end of June 2022.

Employment Agreement

The Company and the Bank are parties to an employment agreement with Mr. Black.  The employment agreement provides for a three-year term, which automatically renews on June 1 of each year to maintain a three-year term, unless either party notifies the other party in writing at least 90 days prior to June 1 of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Company, the Bank or Mr. Black in accordance with its terms.  The current term of the employment agreement expires on June 1, 2024.  The employment agreement provides for an annual salary review, however in no event may the base salary be reduced below the base salary in effect at the time of such review.  In addition to base salary, the employment agreement provides for, among other things, participation in various employee benefit plans, as well as furnishing certain fringe benefits available to similarly-situated executive personnel.

The employment agreement contains a restrictive covenant which prohibits Mr. Black from engaging in employment that would compete with the services provided by the Company and the Bank.  In addition, the restrictive covenant contains a non-solicitation clause.  The duration of the restrictive covenant varies based on the circumstances of the executive’s termination of employment.  In the event Mr. Black is terminated by the Company or the Bank for Cause (as defined in the agreement) the term of the restrictive covenant is one (1) year from the executive’s termination date.  In the event the executive voluntarily resigns with or without Good Reason (as defined in the agreement) or the Company or Bank terminates his employment without Cause, the term of the restrictive covenant will be two (2) years from his termination date.  In the event of termination following a Change in Control (as defined in the agreement) which results in the payment of severance under the employment agreement, the executive will be subject to the restrictive covenant for a period of three (3) years following his termination of employment.  The employment agreement provides for an exception to the restrictive covenant in the event the executive’s employment is terminated by the Company or the Bank for Cause or he terminates his employment for Good Reason.  Under these circumstances, the executive may engage in the practice of public accounting and will not be deemed in violation of the restrictive covenant in his employment agreement.  See “Executive Compensation - Potential Post-Termination Benefits” for information on termination benefits provided under the employment agreement.

Change in Control Agreement

The Bank (and the Company as guarantor) are parties to a change in control agreement with Mr. Jones.  The agreement provides for a three-year term, which automatically renews on January 19 of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to January 19 of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Bank or the executive for reasons set forth in the agreement.  The current term of the change in control agreements expires on January 19, 2025.

Grants of Plan-Based Awards During 2021
Annual Incentive Plan.  The following table provides information on the estimated payouts that may be awarded to our named executive officers upon the achievement of performance goals under the Annual Incentive Plan for 2021.  Annual incentive awards are distributed in a combination of cash and restricted stock to our named executive officers.  Once granted, restricted stock awards earned under the Annual Incentive Plan are subject to the terms and conditions of our 2016 Equity Incentive Plan and vest over a period of three years.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive				Grant Date Fair Value of Stock Awards
		Plan Awards(1)			Plan Awards(1)(2)			All Other Stock Awards(4)
Name	Grant Date(3)	Threshold	Target	Maximum	Threshold	Target	Maximum

Randall E. Black	6/4/2021	-	$262,500	$525,000	-	-	-	$13,712	8/2/2021
Mickey L. Jones	6/4/2021	-	$120,000	$240,000	-	-	-	$8,404	8/2/2021
Stephen J. Guillaume	6/4/2021	-	$12,521	$25,043	-	$5,366	$10,733	-

(1)	These columns illustrate the possible payouts for each of our named executive officers under our Annual Incentive Plan for 2021.
(2)
With respect to Mr. Guillaume, a portion of the incentive opportunity under the Annual Incentive Plan is payable in Company common stock and a portion is paid in cash in accordance with the terms of the plan.  The actual number of shares of restricted stock will be determined when the award is distributed in 2022.

(3)	Represents the date the Company granted restricted stock in connection with awards under the Annual Incentive Plan for performance related to calendar year 2020.
(4)	Represents 217 shares granted to Mr. Black upon the achievement of certain performance goals, which shares were vested upon grant.
(4)	Represents 133 shares granted to Mr. Jones upon the achievement of certain performance goals, which shares were vested upon grant.

We maintain the Annual Incentive Plan for the purpose of aligning the employee incentive goals with our overall strategic plan.  The Annual Incentive Plan requires participants to satisfy two components:  corporate goals; and departmental/branch performance goals.  For 2021, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2021), efficiency ratio (compared to a regional peer group using a three year average for 2021), net interest income growth (compared to a regional peer group using a three year average for 2021), and non-performing assets to total assets (compared to a regional peer group using a three year average for 2021).  An overall satisfactory regulatory rating, and individual employee performance review rating of competent are required and are incentive plan qualifiers.  Should these measures not be met, no incentive award is granted.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.

The Annual Incentive Plan’s components have varying weights assigned, as well as varying award opportunities based upon job function.  The performance period for the Annual Incentive Plan for 2021 began on January 1, 2021 and ended on December 31, 2021.  However, the Company is unable as of the date of this proxy statement to certify as to the satisfaction of the performance goals for 2021.  For 2021, the weighting for Mr. Black’s incentive award was 85% corporate goals and 15% branch/departmental goals, with a maximum payout of 100% of eligible compensation.  For 2021, the weighting for Mr. Jones’ incentive award was 80% corporate goals and 20% branch/departmental goals, with a maximum payout of 75% of eligible compensation.  For 2021, the weighting for Mr. Guillaume’s incentive award was 60% corporate goals and 40% branch/departmental goals, with a maximum payout of 25% of eligible compensation.    .

Pursuant to the terms of the Annual Incentive Plan, Mr. Black and Mr. Jones, who are both retirement eligible, elected to receive 100% of their earned Annual Incentive Plan awards, if any, in the form of cash.  Mr. Guillaume, who is not retirement eligible, will receive his earned Annual Incentive Plan award, if any, 70% in the form of cash and 30% in the form of restricted stock.  The grants of restricted stock vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date.  Once issued, the awards of restricted stock granted in connection with the Annual Incentive Plan are subject to the terms and conditions of the underlying equity incentive plan.

2016 Equity Incentive Plan.    The 2016 Equity Incentive Plan (the “2016 Plan”) permits the Company, under the supervision of the Compensation/ Human Resource Committee, and subject to the approval of the Board of Directors, to make equity-based awards to employees and non-employee directors.  The 2016 Plan provides for awards of both restricted stock and awards of stock without restrictions or other conditions.  The purpose of these stock awards is to attract and retain competitively superior people, further align employees and non-employee directors with shareholder interest, closely link employee and non-employee compensation with the Company’s performance, and maintain high levels of executive and non-employee stock ownership.  The 2016 Plan also provides a component of the total compensation package offered to employees and reflects the importance placed on motivating and rewarding superior results with long-term incentives.

Outstanding Equity Awards at December 31, 2021

The following table sets forth information concerning stock awards granted to the named executive officers that have not vested as of December 31, 2021.  No stock options were outstanding at December 31, 2021.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Randall E. Black	-		-
Mickey L. Jones	-		-
Stephen J. Guillaume	326	(2)	$19,785

(1)	Based upon the Company’s closing stock price of $60.69 on December 31, 2021.
(2)
Includes 135 shares that vest in three equal annual installments commencing on June 4, 2022, 87 shares that vest in two equal installments on May 19, 2022 and May 19, 2023, 19 shares that will vest on May 9, 2022, and 85 shares that will vest on November 22, 2022.

Stock Awards Vested During 2021

The following table sets forth information concerning restricted stock awards that vested during the year ended December 31, 2021 for each of our named executive officers.  No stock options were acquired or exercised during the year ended December 31, 2021.
Name	Number of Shares or Units of Stock Acquired On Vesting	Value Realized on Vesting
Randall E. Black(1)	2,815	$171,342
Mickey L. Jones(2)	1,416	$86,194
Stephen J. Guillaume(3)	165	$10,068

(1)
Includes 432 shares that vested on May 9, 2021 at $60.09 per share, 347 shares that vested on May 10, 2021 at $60.09 per share, 479 shares that vested on May 19, 2021 at $60.38 per share, 50 shares that vested on May 22, 2021 at $60.48 per share, 64 shares that vested on May 24, 2021 at $60.48 per share, and 1,443 shares that vested on June 28, 2021 at $61.48.

(2)
Includes 213 shares that vested on May 9, 2021 at $60.09 per share, 165 shares that vested on May 10, 2021 at $60.09 per share, 242 shares that vested on May 19, 2021 at $60.38 per share, 31 shares that vested on May 22, 2021 at $60.48 per share, 39 shares that vested on May 24, 2021 at $60.48 per share, and 726 shares that vested on June 28, 2021 at $61.48.

(3)
Includes 20 shares that vested on May 9, 2021 at $60.09 per share, 18 shares that vested on May 10, 2021 at $60.09 per share, 43 shares that vested on May 19, 2021 at $60.38 per share, and 84 shares that vested on November 22, 2021 at $61.77 per share.

Retirement Benefits

Cash Balance Pension Plan.   Effective January 1, 2008, the Bank converted its traditional noncontributory tax-qualified defined benefit pension plan into a tax-qualified account balance pension plan, which is referred to as a cash balance plan.  Participants in the former pension plan who were eligible employees (as defined in the plan) automatically became participants in the cash balance plan.  Under the cash balance plan, a participant’s account is the sum of the participant’s opening balance (which is his or her benefit under the former defined benefit plan) and annual allocations and interest credits.  The Bank credits each participant with an annual allocation if the participant has at least 1,000 hours of service with the Bank during the plan year.  Each annual allocation is determined based on a percentage of the participant’s “compensation” (as defined in the plan) and varies based on a participant’s age.  Annual cash balance plan allocations range between 3% and 8% of participant compensation.

Supplemental Executive Retirement Agreement.  The Bank maintains non-tax-qualified SERPs with Mr. Black and Mr. Jones (collectively the “executives”). The SERPs provide each executive with an annual retirement benefit for a period of 15 years following separation from service, or lump sum distribution [TO COME] (other than for cause) on or after attaining age 62. This retirement benefit equals a benefit percentage (16.4% and 13.6% for Mr. Black and Mr. Jones, respectively) multiplied by the average annual cash compensation during the three completed calendar years preceding the termination of employment.  Subject to the terms of the SERP, the executive may elect to receive the retirement benefit in an actuarially equivalent lump sum payment.  All of our named executive officers are 100% vested in their accrued SERP benefit.

Executive Deferred Compensation Plan.  The Bank maintains a non-tax qualified executive deferred compensation plan (“Deferred Compensation Plan”) for eligible employees designated by the board of directors.  Each of the named executive officers, except for Mr. Guillaume, are eligible to participate in the Deferred Compensation Plan.  Under the Deferred Compensation Plan, each year the Bank may credit an annual contribution to a participant’s deferred compensation account as of January 1.  The Bank may also credit other discretionary contributions to a participant’s deferred compensation account from time to time.  Amounts credited to a participant’s account under the plan accrue earnings monthly equal to the highest deposit rate of the Bank.  Participants vest in contributions made to the accounts on the earlier of (i) the date they both complete 15 years of service and attain age 55, (ii) the date they both complete 10 years of service and attain age 62, or (iii) the date they attain age 65.  Participants also become 100% vested in their accounts upon their death or disability and upon a change in control of the Bank or the Company.  Distributions are made from the Deferred Compensation Plan in either a lump sum or installments following a participant’s separation from service, death or upon a change in control.  Participants forfeit all benefits under the plan if the Bank terminates their employment for cause.

Commencing in respect of compensation earned for services performed in calendar year 2021, each of the named executive officers, except for Mr. Guillaume, is eligible to elect to defer the receipt of up to 100% of the executive’s base salary and/or bonus compensation earned for the applicable calendar year until a future date.  The executive may elect to receive payment of any such deferred compensation upon his termination of employment, a specified future date, or the earlier of his termination of employment and a specified future date.  The executive also may elect to receive accelerated payment of deferred amounts upon his death and/or a change in control of the Company or the Bank.  The payment of deferred amounts will be made in one lump sum or in up to ten equal annual installments, as elected by the executive.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Randall E. Black	50,000	102,500	2,387	-	300,618
Mickey L. Jones	-	32,000	895	-	91,201
Stephen J. Guillaume	-	-	-	-	-

(1)	Contributions above are reflected for the named executive officers in the Summary Compensation Table.
(2)	Aggregate earnings in the last fiscal year are not reflected for the named executive officers in the Summary Compensation Table.
(3)
Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of the Company’s proxy statements for previous years:  Mr. Black - $142,800, Mr. Jones - $56,774.

Pension Benefits at December 31, 2021

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our tax-qualified and non-tax-qualified defined benefit plans, along with the number of years of credited service under the respective plans.  No distributions were made under the plans in 2021.  All of our named executive officers participate in our Account Balance Pension Plan except for Mr. Guillaume.  Mr. Black and Mr. Jones participate in SERPs.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Randall E. Black	First Citizens Community Bank Account Balance Pension Plan	29	625,642
	Supplemental Executive Retirement Plan	29	1,402,277
Mickey L. Jones	First Citizens Community Bank Account Balance Pension Plan	18	382,535
	Supplemental Executive Retirement Plan	18	695,084

Potential Post-Termination Benefits

Payments Made Upon Termination by the Company for Cause.  Under the terms of the employment and change in control agreements, our contracted named executive officers will receive no severance payments in the event of termination for cause.  In addition, a termination for cause will also result in the forfeiture of all unvested restricted stock awards.  Further, participants in the Annual Incentive Plan forfeit all rights to incentive opportunities as a result of a termination for cause.  SERP participants and Deferred Compensation Plan participants will not receive any benefit upon termination for cause.

Payments Made Upon Termination by the Company Without Cause or by the Executive for Good Reason.  In the event that the Company or the Bank chooses to terminate Mr. Black’s employment for reasons other than for cause or, in the event of Mr. Black’s resignation from the Company or the Bank for good reason, the Company shall pay Mr. Black a lump sum amount equal to two (2) times Mr. Black’s base salary, minus applicable taxes and withholdings. In addition, for a period of one (1) year from the date of termination, Mr. Black shall receive continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.  Except as provided below, Mr. Jones receives no benefit under his change in control agreement in the event the Company terminates him without cause or he terminates employment for good reason prior to a change in control.  Except as provided below, Mr. Guillaume would receive his equity awards.  All outstanding restricted stock awards will vest if the executive is terminated by the Company or the Bank without cause.  Participants in the Annual Incentive Plan must be employed by the Bank on the date the benefits are paid.  Therefore, if a participant terminates employment without cause or for good reason prior to payment under the Annual Incentive Plan, all rights to plan benefits are forfeited, unless otherwise determined by the Committee administering the plan.  SERP participants will receive their vested accrued early termination benefit upon termination by the Company without cause or by the executive for good reason if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62.  Deferred Compensation Plan participants receive their vested account balance upon their separation from service.

Payments Made Upon Disability.  Under the terms of Mr. Black’s employment agreement, if his employment is terminated due to a disability, Mr. Black will be entitled to the same benefit as provided by the Company’s long-term disability plan. Mr. Jones receives no benefit under his change in control agreement in the event his employment is terminated due to a disability; however, he will receive a benefit under the Company’s long-term disability plan if he meets the requirements of the plan upon termination.  Upon disability, Mr. Guillaume would receive his long-term incentive and equity awards.  All unvested restricted stock awards vest upon termination of employment due to disability.  If a participant in the Annual Incentive Plan terminates his or her service with the Bank due to a disability prior to distribution of the award, the participant’s award will be prorated based on the period of active employment with the Bank.  SERP participants become fully vested and will receive their accrued early termination benefit upon termination due to disability if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62.  Deferred Compensation Plan participants become 100% vested upon disability and receive their vested account balance upon their separation from service.

Payments Made Upon Death.  Under his employment agreement, Mr. Black’s estate is entitled to receive any compensation accrued, but unpaid, as of the date of the executive’s death.  Mr. Jones receives no death benefit under his change in control agreement.  Mr. Guillaume’s estate would receive his long-term incentive and equity awards upon his death.  All unvested restricted stock awards vest upon death of an award recipient.  In addition, if a participant in the Annual Incentive Plan dies prior to distribution of an award, the participant’s award will be prorated based on the period of active employment with the Bank.  If a SERP participant dies prior to a separation from service, the SERP participant’s beneficiary will receive the normal retirement benefit the participant would have received if he were deemed to have attained his normal retirement age (age 62) immediately prior to his death.  If he dies after a separation from service, his beneficiary will receive the remaining benefits that would have been made to him.  Deferred Compensation Plan participants become 100% vested upon death with benefits paid to their beneficiary in a lump sum within 60 days.

Payments Made Upon a Change in Control.  In the event of a termination of employment in connection with a change in control, Mr. Black’s employment agreement provides him with a lump sum amount equal to 2.99 times his base salary.  In addition, for a period of 18 months from the date of termination or until Mr. Black secures substantially similar benefits through other employment, whichever shall occur first, Mr. Black is entitled to continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.

Under Mr. Jones’ change in control agreement, if, within one year following a change in control, he is involuntarily terminated, his title, responsibilities, or salary are reduced, or his duties, location of employment or benefits are reduced or changed as set forth in the agreement, Mr. Jones shall be entitled to receive a lump sum amount equal to one times his base salary.  In addition, for a period of 18 months from the date of termination or until Mr. Jones secures substantially similar benefits through other employment, whichever shall occur first, he shall receive a continuation of health care, life and disability insurance in effect prior to his termination.

Mr. Guillaume does not have a change in control agreement.  In the event of a change of control, however, Mr. Guillaume would receive his long-term incentive and equity awards.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control (the “Section 280G Limitation”).  An individual’s base amount is equal to an average of the individual’s Box 1, Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years).  Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes.  The employment and change in control agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

In addition, all outstanding restricted stock awards will vest upon a change in control.  SERP participants who have not separated from service and have not attained their normal retirement age (age 62) prior to a change in control will receive their normal retirement benefit (determined without regard to their age or years of service at the time of the change in control) paid in an actuarial equivalent lump sum within ten days of the change of control.  Participants that have attained their normal retirement age will receive their normal retirement benefit after their separation from service.  Deferred Compensation Plan participants become 100% vested and will receive their account balance in a lump sum within 30 days following a change in control.

Payments Upon Retirement.  In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “Pension Benefits” above, participants in the Annual Incentive Plan who retire from the Bank will receive a prorated payout based on the period of the participant’s active employment only.  Deferred Compensation Plan participants receive their vested account balance following a separation from service.  In addition, all unvested restricted stock awards will vest upon the retirement of an award recipient.  The term “retirement” is defined in the 2016 Equity Incentive Plan to mean the termination of the award recipient’s employment following the first day of the month coincident with or next following attainment of age 65, or attainment of age 55 and the completion of fifteen years of service, or attainment of age 62 and the completion of ten years of service.

Potential Post-Termination Benefits Table.    The amount of compensation payable to each named executive officer upon the occurrence of certain events is noted in the table below.  The amounts shown assume that such termination was effective as of December 31, 2021, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination.  The amounts shown relating to unvested stock awards are based on $60.69 per share, which was the fair market value of Company common stock on December 31, 2021.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or Bank.  The table does not include the executives' account balances in the Bank’s tax-qualified retirement plan to which each executive has a non-forfeitable interest.

	Randall E. Black	Mickey L. Jones	Stephen J. Guillaume
Death:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(1)	$1,541,836	$695,084	-
Executive Deferred Compensation Plan	$250,191	$91,201	-
Long-Term Incentive Award	-	-	$31,276
Equity Awards	-	-	$19,785

Disability:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(2)	$1,402,277	$695,084	-
Executive Deferred Compensation Plan	$250,191	$91,201	-
Long-Term Incentive Award	-	-	$31,276
Equity Awards	-	-	$19,785

Retirement or Voluntary Termination Without Good Reason:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,402,277	$695,084	-
Executive Deferred Compensation Plan(3)	$250,191	$91,201	-
Long-Term Incentive Award	-	-	-
Equity Awards	-	-	-

Termination By Company For Cause:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP	-	-	-
Executive Deferred Compensation Plan	-	-	-
Long-Term Incentive Award	-	-	-
Equity Awards	-	-	-

Voluntary Termination By Executive For Good Reason:
Employment Agreement(4)	$1,066,980	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,402,277	$695,084	-
Executive Deferred Compensation Plan(3)	250,191	$91,201	-
Long-Term Incentive Award	-	-	-
Equity Awards	-	-	-

Termination By Company Without Cause:
Employment Agreement(4)	$1,066,980	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,402,277	$695,084	-
Executive Deferred Compensation Plan(3)	250,191	$91,201	-
Long-Term Incentive Award	-	-	-
Equity Awards	-	-	$19,785

Termination in Connection with a Change-in-Control(5):
Employment Agreement(4)	$1,595,220	-	-
Change in Control Agreement(4)	-	$341,378	-
SERP(1)	$1,541,836	$695,084	-
Executive Deferred Compensation Plan(3)	$250,191	$91,201	-
Long-Term Incentive Award	-	-	$31,276
Equity Awards	-	-	$19,785

(1)	Represents the executive’s normal retirement benefit under the arrangement, regardless of his age at the time of separation from service or death.
(2)	Represents the value of the executive’s early retirement benefit which fully vests upon his termination due to disability.
(3)
Mr. Black and Mr. Jones have not attained age 62, therefore their benefit represents their vested early retirement benefit based on the extent to which their normal retirement benefit should be accrued by the Bank under generally accepted accounting principles as of the date of their termination of employment.  Mr. Black and Mr. Jones are fully vested under the Deferred Compensation Plan because of their age and years of service with the Bank.

(4)	Amount includes base compensation and the value of continued health, life and disability coverage for the period of time specified in the agreement.
(5)
The amount shown does not reflect adjustments that could be made to the executive’s total change in control severance payment to ensure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in the Company’s common stock during the year ended December 31, 2021.

Policies and Procedures for Approval of Related Persons Transactions

The Company maintains a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons.  Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•    the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•    the Company is, will or may be expected to be a participant; and

•    any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Compensation/Human Resource Committee of the Board of Directors approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

•
any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit and Examination Committee. In determining whether to approve or ratify a related person transaction, the Audit and Examination Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit and Examination Committee who has an interest in the transaction will abstain from voting on the approval of the transaction, but, if so requested by the Chair of the Committee, may participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

Loans and Extensions of Credit.  The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business.  During 2021, all Bank loans to related persons (as defined under Securities and Exchange Commission rules) were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company's policies require that any loan to a director that would cause his/her aggregate loan relationship to exceed $300,000 be approved in advance by a majority of the disinterested members of the Board of Directors.  Any loan to an executive officer in the aggregate greater than $100,000 must be approved in advance by a majority vote of the Board of Directors.

SUBMISSION OF BUSINESS PROPOSALS AND SHAREHOLDER NOMINATIONS

The Company must receive proposals that shareholders seek to include in the Proxy Statement for the Company’s next Annual Meeting no later than November 10, 2022.  If next year’s Annual Meeting is held on a date more than 30 calendar days from April 19, 2023, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting.  Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders, a shareholder must deliver written notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days and not more than 120 days before the date of the meeting; provided that if less than 100 days notice or prior public disclosure of the meeting is given or made to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

SHAREHOLDER COMMUNICATIONS

The Company encourages shareholder communications to the Board of Directors and/or individual directors.  Communications regarding financial or accounting policies may be made to the Chairman of the Audit and Examination Committee, E. Gene Kosa, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Other communications to the Board of Directors may be made to the Chairman of the Governance and Nomination Committee, Rinaldo A. DePaola, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Communications to individual directors may be made to such director at the principal office at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock.  In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally, by email or by telephone without receiving additional compensation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 2021, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE SHAREHOLDERS AS OF THE CLOSE OF BUSINESS ON FEBRUARY 28, 2022 UPON WRITTEN REQUEST TO MICKEY L. JONES, TREASURER, CITIZENS FINANCIAL SERVICES, INC., 15 SOUTH MAIN STREET, MANSFIELD, PENNSYLVANIA 16933-1590.

If you and others who share your address own shares in street name, your broker or other holder of record may be sending only one Annual Report on Form 10-K and Proxy Statement to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a shareholder residing at such an address wishes to receive a separate Annual Report on Form 10-K or Proxy Statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in street name and are receiving multiple copies of our Annual Report on Form 10-K and Proxy Statement, you can request householding by contacting your broker or other holder of record.

Our proxy materials are available over the Internet.  Go to the Website www.proxyvote.com, enter your 16-digit number, which is printed in the box marked by the arrow, look for Links to 2022 Shareholder Materials, and then click the Proxy Materials link to view our proxy materials.  Alternatively, you may visit www.firstcitizensbank.com and click on Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

Randall E. Black
Chief Executive Officer and President

Mansfield, Pennsylvania
March 10, 2022

CITIZENS FINANCIAL SERVICES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 18, 2022. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 18, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68790-P66951

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITIZENS FINANCIAL SERVICES, INC.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS BELOW.

	For All	Withhold All	For All Except
1. Election of Class 3 Director:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominee:

01) Janie M. Hilfiger

Election of Class 2 Directors:

Nominees:

02) Thomas E. Freeman
03) Christopher W. Kunes
04) David Z. Richards, Jr.
05) Alletta M. Schadler

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Reservation
To make a reservation for you and a guest, please RSVP before April 8, 2022 by calling the corporate secretary at 570-662-0444. Please note no food or drink will be served.

Please sign exactly as your name appears on the other side of this proxy and print the date on which you sign the proxy in the spaces provided below. If signed on behalf of a corporation, please sign in corporate name by an authorized officer. If signing as a representative, please give full title as such. For joint accounts, only one owner is required to sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date